Exhibit 99.1

Investor Contact:	Press Contact:
Aaron Kless, Investor Relations	Brian Beades
212.810.3766	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of

$0.21 per Share, Announces Financial Results for the Quarter and Year Ended December 31, 2015

New York, March 9, 2016 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment Corporation” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share, payable on April 1, 2016 to stockholders of record as of March 18, 2016.

“March 6, 2016 marked the one year anniversary of BlackRock’s investment management agreement with the Company and we are encouraged by the early impact that BlackRock’s brand and firm-wide capabilities have had on the Company. Our thesis that BlackRock would provide an edge to the Company is evidencing itself in key areas of market and investment insight, access to investment ideas, people, financing and ‘best-in-class’ operational resources and systems. The recently completed fourth quarter marked our third full quarter as the Company’s investment advisor and we are pleased with our business, portfolio and investment decisions during this period and believe these decisions have positioned the Company to deliver long term value to our client-shareholders,” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“The fourth quarter was positively impacted by the team’s productive origination activity that yielded $98 million of gross investment across four new opportunities, a strong pipeline of potential investments coming into 2016 and a post quarter end closing on the Company’s renewed bank revolving credit facility. Despite weak market sentiment and constrained availability, the credit facility was upsized to $440 million, maturity was extended to February 2021 and pricing was reduced by 25bps – 50bps to a spread over LIBOR of 175bps to 200bps depending upon leverage.

“With year-end net leverage at 0.47x, a distribution coverage ratio over 115% and demonstrated access to attractive financing, the Company is positioned for growth and situated to manage credit uncertainties that may be driven by a weaker economic climate or idiosyncratic challenges that develop with any middle market company. Fourth quarter performance, however, was mixed, primarily as a result of isolated challenges in our legacy investments that produced two non-accruing investments and a net 4.7% NAV decline. We believe our strong track record, team capabilities and access to substantial resources will enable us to effectively manage these situations to protect value. Moreover, strong origination and resulting earnings potential, as well as patience in capital deployment that has created a low levered balance sheet, positions the Company well to continue to deliver value to our client-shareholders.”

Financial Highlights

	Q4 2015		Q3 2015		Q4 2014
($’s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income	$18.5	$0.25	$23.8	$0.32	$3.5	$0.05
Basic earnings/(loss) per share (“EPS”)	$(20.5)	$(0.28)	$21.7	$0.29	$54.5	$0.73
Net realized and unrealized (losses)/gains	$(39.0)	$(0.53)	$(2.1)	$(0.03)	$51.0	$0.68
Distributions declared	$15.6	$0.21	$15.7	$0.21	$15.7	$0.21
Net Investment Income, as adjusted[1]	$21.7	$0.29	$17.7	$0.24	$19.5	$0.26
Basic EPS, as adjusted[1]	$(17.3)	$(0.23)	$15.7	$0.21	$70.5	$0.95

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

	2015 Totals
($’s in millions, except per share data)	Total Amount	Per Share

Net Investment Income	$75.2	$1.01
Basic earnings per share (“EPS”)	$38.6	$0.52
Net realized and unrealized (losses)/gains	$(36.6)	$(0.49)
Distributions declared	$62.6	$0.84
Net Investment Income, as adjusted[1]	$72.0	$0.97
Basic EPS, as adjusted[1]	$35.4	$0.48

($’s in millions, except per share data)	As of December 31, 2015	As of September 30, 2015	As of December 31, 2014

Total assets	$1,150.3	$1,196.5	$1,302.1
Investment portfolio, at fair market value	$1,117.0	$1,149.8	$1,257.7
Debt outstanding	$364.5	$376.4	$448.2
Total net assets	$753.8	$790.7	$782.0
Net asset value per share	$10.17	$10.66	$10.49
Net leverage ratio[2]	0.47x	0.45x	0.55x

Business Highlights

•	Fourth quarter Net Investment Income (or “NII”), as adjusted, of $21.7 million or $0.29 per share, brings year-to-date NII to $0.97 per share, versus distributions declared of $0.84 per share, resulting in a distribution coverage of 115%. We continue to remain focused on growing cash NII with the objective of enhancing flexibility in managing our distribution rate to shareholders.

•	Approximately $98 million of gross investments primarily across four new opportunities including (i) $20 million of L+950 2nd lien debt for Pomeroy Group, a vendor agnostic provider of technology and infrastructure solutions, (ii) $20 million of L+925 2nd lien debt for U.S. Anesthesia Partners, a provider of outsourced anesthesia services, (iii) $35 million of L+916 last out term loan for Pittsburgh Glass Works, a manufacturer and distributor of automotive glass to OEMs and the aftermarket and (iv) $17.5 million of 12.0% subordinated debt for First Boston Capital Partners, a company that provides loans to homebuilders and developers, primarily in New England.

•	Repurchased 197,863 shares of our common stock on the open market for $1.8 million, including brokerage commissions, at an average price of $9.16 per share, during the fourth quarter, bringing our total share repurchases for 2015 to 889,286 shares, or $7.9 million, at an average price of $8.91 per share. The repurchases during the year accreted over $0.02 per share to the Company’s Net Asset Value and represented nearly 40% of total share repurchase activity, on a dollar basis, since inception. The Company currently holds the shares repurchased in treasury. Inception through year-end repurchases were 2.6 million shares at an average price of $7.63 per share, including brokerage commissions, for a total of $20.2 million. As of year-end, the Company had 3,110,714 additional shares authorized for repurchase.

Recent Developments

•	On January 18, 2016, we refinanced the $158 million 6.5% senior secured notes under our Senior Secured Revolving Credit Facility (the “Facility”). On February 19, 2016, we successfully amended and restated our Facility that increased the commitment amount by $35 million to $440 million, extended the maturity date to February 19, 2021, and reduced pricing by 25 to 50 basis points to LIBOR plus an applicable margin of either 1.75% or 2.00% depending on a ratio of the borrowing base to certain indebtedness. As a result, we are anticipating an annual run-rate savings in financing costs of approximately $6.9 million, or $0.09 per share.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased.

•	From January 1, 2016 to March 9, 2016, the Company purchased an additional 1,362,213 shares of its common stock on the open market for $12.0 million, at an average price of $8.82 per share, including brokerage commissions, which accreted over $0.02 per share to the Company’s Net Asset Value. The share repurchase program remains an integral component of our approach to capital allocation and providing support for the Company’s equity over the long-term. Inception to date repurchases now stand at 4.0 million shares at an average price of $8.03 per share, including brokerage commissions, for a total of $32.2 million. The Company currently has 1,748,501 shares authorized for repurchase.

•	We welcomed dedicated support to our investment activity via a new hire in BlackRock’s Risk and Quantitative Analysis Group. We believe the partnership will provide perspective and expertise as we evaluate portfolio construction and enhance risk reporting.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014

Commitments	$98.3	$235.6	$311.8	$531.7
Investment exits	$93.4	$83.8	$417.7	$583.5
Number of portfolio company investments at the end of period			45	47
Weighted average yield of debt and income producing equity securities, at cost			11.0%	11.6%
% of Portfolio invested in Secured debt, at fair market value			74%	61%
% of Portfolio invested in Unsecured debt, at fair market value			15%	18%
% of Portfolio invested in Equity, at fair market value			11%	21%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)			$32.5	$29.4

*	Balance sheet amounts above are as of period end

•	We invested $98.3 million during the quarter, while sales, repayments and other exits of investments totaled $93.4 million, resulting in $4.9 million of net new invested capital (or $8.1 million, excluding proceeds from non-income producing securities). This brings total commitments and exits to $311.8 million and $417.7 million (including $161 million of equities monetized during the second quarter), respectively, for the year ended December 31, 2015. Exits during the year were from nine portfolio companies. Five equity dispositions contributed substantially all of our $122.3 million of net realized gains for the year.

•	During the quarter, we placed two of our legacy investments on non-accrual, which represented 1.4% of our total debt investments at fair market value, and 4.2% at amortized cost. Our average internal investment rating declined five basis points to 1.29 during the quarter, representing a two basis point decline from our 1.27 average at this time last year.

•	The portion of our portfolio invested in equity securities increased a modest 1% during the quarter to 11% at year end, due primarily to the net depreciation in our debt portfolio resulting in a slightly smaller overall portfolio at fair market value. This is, however, an approximate 48% decline from a 21% equity composition at last year end. Our portfolio composition of secured debt continued to increase during the fourth quarter to 74% at December 31, 2015, as compared to 72% at last quarter end and 61% at this time last year. Unsecured debt decreased three percentage points to 15% during the quarter primarily resulting from the repayment of one of our unsecured loans representing approximately 20% of our total unsecured investments at fair market value. Total portfolio yield declined 60 basis points over the last twelve months, which was anticipated as we shifted the composition of our portfolio into slightly lower yielding more senior loans as we monetized equities, and as a result of placing two investments on non-accrual during the current quarter.

•	Net unrealized depreciation increased $32.0 million during the current quarter, bringing total balance sheet unrealized depreciation to $38.5 million. Gross unrealized depreciation of $45.1 million was slightly offset by $5.6 million of gross unrealized appreciation, both resulting from decreases and increases in portfolio valuations during the quarter, as well as $7.5 million of appreciation primarily due to a reversal of previously reported depreciation realized during the current quarter.

•

Exposure in our largest portfolio investment, Gordon Brothers Finance Company (“GBFC”), decreased approximately 17% during the quarter to $92.8 million at fair market value, comprised of $64.7 million of unsecured debt and $28.1 million of preferred and common equity. At December 31, 2015, GBFC had total assets of $270.5 million, and $135.5 million of senior debt. Total investment income for the three months and year ended December 31, 2015, was $5.9 million and $28.7 million, respectively. Total GBFC senior debt against $128.9 million of partner capital resulted in 1.05x leverage at year end.

•	Fee income earned on capital structuring, commitment, administration and amendments during the current quarter totaled $1.5 million, a decrease from $1.9 million earned for each of the two preceding quarters. On an annual basis, fee income declined approximately 74% from $21.1 million during 2014 to $5.6 million for 2015. Excluding fee income, our investment income of $30.2 million reflected an approximate 6% decrease from $32.0 million during the third quarter. Removing a one-time reversal of $1.1 million in interest income due to an investment being placed on non-accrual during the quarter, our investment income of $31.3 million represented an approximate 2% decline as compared to the prior quarter. Year over year, our investment income excluding fees increased over 9% to $123.8 million for 2015.

•	During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of December 31, 2015. For the year, there was a net $3.2 million reversal of an accrual previously recorded for incentive management fees based on gains. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. We currently have no balance accrued for incentive management fees based on gains as of December 31, 2015. Furthermore, no incentive management fees based on income were earned and payable for the year, as the distributable income amount was reduced below the hurdle by the net unrealized depreciation in the portfolio for the trailing four quarter period. As a result, $3.2 million of pro-forma incentive management fees based on income for the first three quarters also required a reversal to bring the amount to zero, causing our Net Investment Income, as adjusted, to exceed GAAP Net Investment Income by $0.04 per share.

•	As compared to last year, our weighted average cost of debt increased four basis points to 5.26%, as our average debt outstanding decreased from $410.0 million to $399.9 million, year over year, while our borrowing costs on a dollar basis remained relatively unchanged.

•	Net Investment Income, as adjusted, was $21.7 million, or $0.29 per share, and $72.0 million, or $0.97 per share, respectively, for the three months and year ended December 31, 2015. Relative to 2015 distributions declared of $0.84 per share, our Net Investment Income distribution coverage was 115% for the year. Realized gains during the year provided another $2.14 per share of earnings with no accompanying distribution requirement as a result of capital loss carryforwards, allowing for further preservation of capital as we continue to redeploy any proceeds from equity exits into income producing assets. As of year-end, our run rate Net Investment Income, as adjusted, excluding any fee income (and before giving effect to refinancing the notes and renewal of the Facility), is approximately $17.9 million, or $0.25 per share, resulting in expected Net Investment Income dividend coverage of approximately 117%.

•	Tax characteristics of all 2015 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2015 tax distributions of $1.05 per share were comprised of ordinary income. Our return of capital distributions since inception are $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2015. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At December 31, 2015, we had total liquidity of $357.4 million, consisting of $12.4 million in cash and cash equivalents and $345.0 million of availability under our amended and restated revolving credit facility, subject to leverage and borrowing base restrictions. We had $364.5 million in debt outstanding under our credit facility, which matures in March 2019 (see Recent Developments regarding the Facility renewal, which included an extension of maturity to February 2021).

•	Our net leverage, adjusted for available cash, receivables for investments sold and payables for investments purchased, stood at 0.47x at quarter-end, and our 302% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $381.1 million. Relative to our $1.1 billion investment portfolio at fair market value at December 31, 2015, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. Further, as of year-end, over 91% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•

On July 28, 2015, our Board amended our share repurchase program by increasing the amount of remaining shares authorized to be repurchased to a total of 4,000,000 shares, until the earlier of June 30, 2016 or such time that all of the authorized shares have been repurchased. During the three months and year ended December 31, 2015, we purchased a total of 197,863 and 889,286 shares, respectively, of our common stock on the open market for $1,812,341 and $7,925,631, respectively, including brokerage commissions. Since inception of the share repurchase program through December 31, 2015, the Company has repurchased 2,647,901 shares of its common stock on the open market for $20.2 million, including brokerage commissions.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 10, 2016, to discuss its fourth quarter 2015 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 718-5111, or from outside the United States, (719) 325-4800, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6446751). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 10, 2016 and ending at 1:00 p.m. on Thursday, March 24, 2016. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 6446751.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	December 31, 2015	December 31, 2014

Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $876,732,386 and $813,962,545)	$826,766,931	$832,237,704
Non-controlled, affiliated investments (cost of $62,003,676 and $91,936,084)	67,163,896	211,155,607
Controlled investments (cost of $214,393,103 and $228,402,329)	223,065,737	214,323,427

Total investments at fair value (cost of $1,153,129,165 and $1,134,300,958)	1,116,996,564	1,257,716,738
Cash and cash equivalents	12,414,200	10,326,174
Receivable for investments sold	1,408,841	10,360,202
Interest receivable	13,531,749	13,419,032
Prepaid expenses and other assets	5,964,077	10,233,677

Total Assets	$1,150,315,431	$1,302,055,823

Liabilities
Debt	$364,475,433	$448,227,689
Interest payable	7,826,690	7,918,429
Distributions payable	15,560,829	15,655,007
Base management fees payable	5,986,455	5,749,219
Incentive management fees payable	—	37,507,592
Accrued administrative services	219,917	241,500
Other accrued expenses and payables	2,493,492	4,797,219

Total Liabilities	396,562,816	520,096,655

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,747,083 and 76,306,237 issued and 74,099,182 and 74,547,622 outstanding	76,747	76,306
Paid-in capital in excess of par	873,338,049	879,959,915
Distributions in excess of net investment income	(17,112)	(15,675,925)
Accumulated net realized loss	(60,922,258)	(190,427,433)
Net unrealized appreciation (depreciation)	(38,513,195)	120,310,290
Treasury stock at cost, 2,647,901 and 1,758,615 shares held	(20,209,616)	(12,283,985)

Total Net Assets	753,752,615	781,959,168

Total Liabilities and Net Assets	$1,150,315,431	$1,302,055,823

Net Asset Value Per Share	$10.17	$10.49

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014

Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,270,640	$21,469,639	$94,575,801	$92,181,667
Non-controlled, affiliated investments	1,406,271	1,656,208	5,832,038	5,089,397
Controlled investments	4,146,243	4,337,870	17,902,315	13,293,622

Total interest income	28,823,154	27,463,717	118,310,154	110,564,686
Fee income:
Non-controlled, non-affiliated investments	1,516,684	6,459,439	5,247,708	17,877,746
Controlled investments	25,000	2,993,701	328,033	3,218,701

Total fee income	1,541,684	9,453,140	5,575,741	21,096,447

Dividend income:
Non-controlled, non-affiliated investments	195,919	115,590	1,013,960	224,814
Non-controlled, affiliated investments	411,647	591,933	1,633,135	2,229,738
Controlled investments	811,102	301,914	2,877,617	301,914

Total dividend income	1,418,668	1,009,437	5,524,712	2,756,466

Total investment income	31,783,506	37,926,294	129,410,607	134,417,599

Expenses:
Base management fees	5,986,455	5,749,220	24,678,087	23,641,231
Interest and credit facility fees	5,380,206	5,574,487	22,208,569	22,473,774
Incentive management fees	—	20,483,405	(3,189,459)	27,506,031
Amortization of debt issuance costs	524,765	524,765	2,081,949	2,113,201
Professional fees	355,816	670,249	2,081,220	2,220,665
Administrative services	219,917	120,750	1,614,561	1,955,460
Investment advisor expenses	83,796	484,373	798,139	729,868
Director fees	175,000	194,500	698,500	725,500
Other	523,142	610,817	3,247,998	2,680,163

Total expenses	13,249,097	34,412,566	54,219,564	84,045,893

Net Investment Income	18,534,409	3,513,728	75,191,043	50,371,706

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	2,273,087	20,650	28,721,448	34,440,557
Non-controlled, affiliated investments	—	14,086,551	121,381,408	14,509,924
Controlled investments	(9,260,324)	(301,053)	(27,845,330)	48,129,867

Net realized gain (loss)	(6,987,237)	13,806,148	122,257,526	97,080,348

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(38,537,721)	11,711,355	(66,265,415)	(7,556,580)
Non-controlled, affiliated investments	3,198,488	28,643,947	(114,059,303)	60,637,440
Controlled investments	3,521,361	(2,916,771)	22,751,536	(62,611,683)
Foreign currency translation	(225,664)	(271,462)	(1,250,303)	(681,195)

Net change in unrealized appreciation (depreciation)	(32,043,536)	37,167,069	(158,823,485)	(10,212,018)

Net realized and unrealized gain (loss)	(39,030,773)	50,973,217	(36,565,959)	86,868,330

Net Increase (Decrease) in Net Assets Resulting from Operations	$(20,496,364)	$54,486,945	$38,625,084	$137,240,036

Net Investment Income Per Share
Basic	$0.25	$0.05	$1.01	$0.68

Diluted	$0.24	$0.06	$0.97	$0.67

Earnings Per Share
Basic	$(0.28)	$0.73	$0.52	$1.84

Diluted	$(0.22)	$0.66	$0.54	$1.70

Average Shares Outstanding
Basic	74,203,324	74,547,730	74,576,277	74,539,159

Diluted	84,100,051	84,444,458	84,473,005	84,435,886

Distributions Declared Per Share	$0.21	$0.21	$0.84	$0.89

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014
GAAP Basis:
Net Investment Income	$18,534,409	$3,513,728	$75,191,043	$50,371,706
Net Investment Income per share	0.25	0.05	1.01	0.68
Addback: GAAP incentive management fee expense based on Gains	—	10,510,583	(3,200,520)	17,533,209
Addback: GAAP incentive management fee expense based on Income	—	9,972,822	11,061	9,972,822
Pre-Incentive Fee[1]:
Net Investment Income	$18,534,409	$23,997,133	$72,001,584	$77,877,737
Net Investment Income per share	0.25	0.32	0.97	1.04
Less: Incremental incentive management fee expense based on Income	(3,169,395)	4,505,186	11,061	9,972,822
As Adjusted[2]:
Net Investment Income	$21,703,804	$19,491,947	$71,990,523	$67,904,915
Net Investment Income per share	0.29	0.26	0.97	0.91

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[2]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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